As filed with the Securities and Exchange Commission on August 10, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRSTENERGY CORP.

(Exact name of Registrant as specified in its charter)

OHIO	34-1843785
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

76 South Main Street

Akron, Ohio 44308

(Address, including zip code, of Principal Executive Offices)

FirstEnergy Corp. Savings Plan, as amended

(Full title of the plan)

Ebony L. Yeboah-Amankwah

Vice President, Corporate Secretary and Chief Ethics Officer

FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308

Tel. No. (330) 384-5969

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Arthur C. Hall III

Calfee, Halter & Griswold LLP

The Calfee Building

1405 East Sixth Street

Cleveland, Ohio 44114

Tel. No. (216) 622-8667

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicated by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.10 per share	8,000,000 shares	$36.3225	$290,580,000	$36,177.21

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of the Registrant’s Common Stock that may be offered or issued by reason of any stock split, stock dividend or similar transaction. Pursuant to Rule 416(c), this registration statement also covers an indeterminate number of plan participation interests to be offered or sold pursuant to the Plan (as defined below).

(2)

Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee and based upon the average of the reported high and low prices of the Registrant’s Common Stock reported on the New York Stock Exchange on August 6, 2018. In accordance with Rule 457(h)(2) under the Securities Act, no separate fee calculation is required for the registration of plan participation interests.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of effecting the registration under the Securities Act of an additional 8,000,000 shares of Common Stock, par value $0.10 per share (the “Common Stock”), of FirstEnergy Corp., an Ohio corporation (the “Company” or the “Registrant”), issuable under the FirstEnergy Corp. Savings Plan, as amended (the “Plan”), formerly known as the Ohio Edison System Savings Plan, together with an indeterminate amount of plan participation interests to be offered or sold pursuant to the Plan. Except to the extent supplemented, amended or superseded by the information set forth herein, the contents of the following Registration Statements of the Company are incorporated herein by reference: (i) the Company’s Registration Statement on Form S-8 (filed on March 25, 1998), including all exhibits attached thereto, filed as Registration No. 333-48651; (ii) the Company’s Registration Statement on Form S-8 (filed on November 21, 2003), including all exhibits attached thereto, filed as Registration No. 333-110662; and (iii) the Company’s Registration Statement on Form S-8 (filed on February 19, 2015), including all exhibits attached thereto, filed as Registration No. 333-202184.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will deliver to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428 (b) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (Commission File No. 333-21011), filed with the Commission on February 20, 2018;

(b)	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2017 (Commission File No. 333-21011), filed with the Commission on June 27, 2018;

(c)	The Company’s Quarterly Reports on Form 10-Q (Commission File No. 333-21011) for the periods ended March 31, 2018 and June 30, 2018, filed on April 23, 2018 and July 31, 2018, respectively;

(d)

The Company’s Current Reports on Form 8-K (Commission File No. 333-21011) filed with the Commission on January 22, 2018, January 25, 2018, February 20, 2018, March 22, 2018, April 2, 2018, April 5, 2018, May 9, 2018, May 16, 2018, and July 23, 2018; and

(e)

The description of the Common Stock contained in the Company’s Quarterly Report on Form 10-Q (Commission File No. 333-21011) filed with the Commission on July 31, 2018, including any subsequently filed amendments and reports updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to items 2.02 or 7.01 of such form), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Ohio Revised Code. Section 1701.13(E) of the Ohio Revised Code, or ORC, provides that an Ohio corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, if the person had no reasonable cause to believe the person’s conduct was unlawful. In addition, no indemnification shall be made in respect of a claim against such person by or in the right of the corporation, if the person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation except to the extent provided in the court order. Indemnification may be made if ordered by a court or authorized in each specific case by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by written opinion of independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified during the five years preceding the date of determination. Alternatively, such determination may be made by the corporation’s shareholders.

Section 1701.13(E) of the ORC provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation. Further, a right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations of a corporation may not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

Amended Code of Regulations. Regulation 31 of the Registrant’s Amended Code of Regulations provides as follows:

The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board of Directors or an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

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Regulation 32 of the Registrant’s Amended Code of Regulations provides as follows:

The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in Regulation 31 against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.

Directors and Officers Liability Insurance. The Registrant maintains and pays the premium on contracts insuring it (with certain exclusions) against any liability to directors and officers it may incur under the above indemnity provisions and insuring each of its directors and officers (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to it.

Indemnification Agreements. The Registrant has entered into indemnification agreements with its directors and officers, the form of which is incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed May 16, 2018. Each indemnification agreement provides, among other things, that the Registrant will, subject to the agreement terms, indemnify a director or officer, as applicable, if, by reason of the individual’s status as a director or officer, the person incurs losses, liabilities, judgments, fines, penalties, or amounts paid in settlement in connection with any threatened, pending, or completed proceeding, whether of a civil, criminal, administrative, or investigative nature. In addition, each indemnification agreement provides for the advancement of expenses incurred by a director or officer, as applicable, subject to certain exceptions, in connection with proceedings covered by the indemnification agreement.

Item 8. Exhibits.

Exhibit Number	Description

4-1	Amended Articles of Incorporation of FirstEnergy Corp., as amended January 22, 2018 (incorporated by reference to Exhibit 3.1 to Form 10-K filed by the Registrant on February 20, 2018, Commission File No. 333-21011).

4-2	FirstEnergy Corp. Amended Code of Regulations, as amended May 17, 2011 (incorporated by reference to Exhibit 3 to Form 10-Q filed by the Registrant on July 23, 2018, Commission File No. 333-21011).

4-3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4(c) to Form S-3/A filed by the Registrant on November 24, 1997, Commission File No. 333-40063).

4-4(a)*	FirstEnergy Corp. Savings Plan, as amended and restated as of January 1, 2017.

4-4(b)*	Amendment No. 1 to FirstEnergy Corp. Savings Plan, executed as of November 8, 2017.

4-4(c)*	Amendment No. 2 to FirstEnergy Corp. Savings Plan, executed as of February 6, 2018.

4-4(d)*	Amendment No. 3 to FirstEnergy Corp. Savings Plan, executed as of May 29, 2018.

5-1*	Opinion of Calfee, Halter & Griswold LLP.

5-2*	Letter of Determination provided by the Internal Revenue Service with regard to the FirstEnergy Corp. Savings Plan.

5-3*	Opinion of Calfee, Halter & Griswold LLP.

23-1*	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5-1).

23-2*	Consent of PricewaterhouseCoopers, LLP.

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23-3*	Consent of Bober, Markey, Fedorovich & Company.

23-4*	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5-3).

24-1*	Power of Attorney (included in the signature pages hereto).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on August 10, 2018.

FIRSTENERGY CORP.

By:	/s/ Charles E. Jones
Charles E. Jones
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the Registrant, individually as such director and/or officer, hereby makes, constitutes and appoints Charles E. Jones, President and Chief Executive Officer, Leila L. Vespoli, Executive Vice President, Corporate Strategy, Regulatory Affairs, and Chief Legal Officer, Steven E. Strah, Senior Vice President and Chief Financial Officer, Ebony L. Yeboah-Amankwah, Vice President, Corporate Secretary and Chief Ethics Officer, and each of them, singly or jointly, with full power of substitution, as his or her true and lawful attorney-in-fact and agent to execute or cause to be executed in his name, place and stead, in any and all capacities, and to file or cause to be filed with the Commission, this Registration Statement and any and all amendments, including post-effective amendments, supplements and exhibits to this Registration Statement, which amendment may make such changes in the Registration Statement as the Registrant deems appropriate hereby ratifying and confirming all that each of said attorneys-in-fact, or his, her or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles E. Jones Charles E. Jones	President and Chief Executive Officer (Principal Executive Officer) and Director	August 10, 2018

/s/ Steven E. Strah Steven E. Strah	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 10, 2018

/s/ Jason J. Lisowski Jason J. Lisowski	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	August 10, 2018

/s/ Donald T. Misheff Donald T. Misheff	Chairman of the Board	August 10, 2018

/s/ Paul T. Addison Paul T. Addison	Director	August 10, 2018

/s/ Michael J. Anderson Michael J. Anderson	Director	August 10, 2018

/s/ Steven J. Demetriou Steven J. Demetriou	Director	August 10, 2018

/s/ Julia L. Johnson Julia L. Johnson	Director	August 10, 2018

/s/ Thomas N. Mitchell Thomas N. Mitchell	Director	August 10, 2018

/s/ James F. O’Neil III James F. O’Neil III	Director	August 10, 2018

/s/ Christopher D. Pappas Christopher D. Pappas	Director	August 10, 2018

/s/ Sandra Pianalto Sandra Pianalto	Director	August 10, 2018

/s/ Luis A. Reyes Luis A. Reyes	Director	August 10, 2018

/s/ Jerry Sue Thornton Jerry Sue Thornton	Director	August 10, 2018

The Plan. Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Akron, State of Ohio on August 10, 2018.

FIRSTENERGY CORP. SAVINGS PLAN

By:	/s/ Ana M. Fluke
By:	Ana M. Fluke
Title:	Chairperson, Savings Plan Committee